EXHIBIT 3.3
ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION OF
VENTURA ASSETS LIMITED

Pursuant to the provisions of Section 7-110-106 of the Colorado Business Corporation Act, Ventura Assets Limited, a Colorado corporation (the “Corporation”), files these Articles of Amendment of the Articles of Incorporation.

1. The name of the Corporation is Ventura Assets Limited.

2. Article I - Name of the Articles of Incorporation is hereby amended so as to read in its entirety as follows:

“The name of the Corporation is Bonamour, Inc.”

3. Article IV - Capital Structure, Paragraph (B) “Series of Common or Preferred Stock” of the Articles of Incorporation is hereby amended so as to read in its entirety as follows:

“(B) Series of Common or Preferred Stock. The shares of Common Stock shall have unlimited voting power, subject to the voting rights of the shares of Preferred Stock established by the Board of Directors of the Corporation in accordance with these Articles of Incorporation and the Colorado Business Corporation Act. The shares of Common Stock shall have the right to receive the net assets of the Corporation upon dissolution, subject to the rights of the shares of Preferred Stock established by the Board of Directors of the Corporation in accordance with these Articles of Incorporation and the Colorado Business Corporation Act. The Board of Directors of the Corporation shall have the authority to divide the class of Preferred Stock into series and to fix and determine the relative rights, preferences and limitations of the Preferred Stock of any such series to the full extent permitted by the Colorado Business Corporation Act.

The designation, relative rights, preferences and limitations of the Series A Preferred Stock of the Corporation are attached hereto as Exhibit A.”

4.           The foregoing amendments do not provide for an exchange, reclassification, or cancellation of issued shares of the Corporation.

Dated effective as of November 20, 2011.

Ventura Assets Limited

By: /s/ Nathan Halsey
Nathan Halsey
President